Exhibit 99.1

FOR IMMEDIATE RELEASE

October 9, 2006

Greubel named to A. O. Smith Board of Directors

Milwaukee, Wis.—A. O. Smith Corporation (AOS-NYSE) has named Bill Greubel, the chairman and chief executive officer of Wabash National ® Corporation, (NYSE: WNC) to its Board of Directors.

Greubel has been chairman and chief executive officer of Wabash National Corporation since 2006. The company manufactures semi truck trailers including dry freight vans, refrigerated vans, flatbed trailers, drop deck trailers, and intermodal equipment. The company, with headquarters in Lafayette, Ind., reported 2005 sales of $1.2 billion. He joined the company as president and chief executive officer in 2002.

From 1994 until 2002, Greubel worked for Accuride Corporation of Henderson, Ky., a division of Phelps Dodge Corporation. He served as the chief executive officer of the company, which manufactures steel and aluminum car and truck wheels, from 1998 until 2002 and was president from 1994 until 1998.

Greubel began his career in 1974 with AlliedSignal, Inc., of Morristown, N.J. His assignments included manager-customer support for the Automotive Industry segment, general manager-environmental catalysts, and vice president and general manager-environmental catalysts both for the Engineering Plastics Division.

Greubel earned a bachelor’s degree in economics and a master’s of business administration from Rutgers, the State University of New Jersey (New Brunswick). He serves as a director of Wabash National Corporation and Utilimaster Corporation.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a diversified manufacturer serving customers worldwide. The company is one of the world’s leading manufacturers and marketers of residential and commercial water heating equipment, offering a comprehensive line featuring the best-known brands in the industry. It is also one of North

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America’s largest manufacturers of electric motors, with an extensive line of hermetic, fractional horsepower, and integral horsepower motors for residential, commercial, and industrial applications. A. O. Smith employs approximately 19,500 people at facilities in the United States, Mexico, China, Canada, and Europe.

Headquartered in Lafayette, Ind., Wabash National® Corporation is one of the leading manufacturers of semi trailers in North America. Established in 1985, the company specializes in the design and production of dry freight vans, refrigerated vans, flatbed trailers, drop deck trailers, and intermodal equipment. Its innovative core products are sold under the DuraPlate®, ArcticLite®, and Eagle® brand names. The company operates two wholly owned subsidiaries: Transcraft Corporation, a manufacturer of flatbed and drop deck trailers; and Wabash National Trailer Centers, a retail distributor of new and used trailers and aftermarket parts throughout the U.S. and Canada.

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